Exhibit 10.2

€25,000,000 Credit Facility Agreement

THIS AGREEMENT is dated 15 June, 2005

BETWEEN:

(1)	ENERSYS HOLDINGS (LUXEMBOURG) S.à r.l., a société à responsibilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, having a share capital of euro 4,036,050.00, being registered with the Luxembourg trade and companies register under number B86195, and having its registered office at 6 Avenue Pasteur, L-2310 Luxembourg (the Company);

(2)	ENERSYS CAPITAL INC. (the Parent);

(3)	BANCA INTESA S.P.A. a company incorporated under the laws of Italy, with registered office in Milan, Piazza Paolo Ferrari no. 10, Fiscal Code and registration number with the Companies’ Register of Milan: 00799960158, corporate capital Euro 3,561,062,849,24 fully paid up and subscribed, registration number with the Albo of the banks: 5361 and leading company of the Intesa group; AND SANPAOLO IMI S.P.A. a company incorporated under the laws of Italy, with registered office in Turin, Piazza San Carlo no. 156, Fiscal Code and registration number with the Companies’ Register of Turin: 06210280019, corporate capital Euro 5,217,679,140.80 fully paid up and subscribed, registration number with the Albo of the banks: 5084.9.0 and leading company of the Sanpaolo IMI group, as mandated lead arrangers (in this capacity the Mandated Lead Arrangers);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the Original Lenders); and

(5)	SANPAOLO IMI S.p.A. as facility agent (in this capacity the Facility Agent).

WHEREAS:

(A)	EnerSys S.p.A., EnerSys Ltd, EnerSys s.r.o., Hawker GmbH, Hawker Sarl, and EnerSys GmbH (together the Buyers)have acquired, by means of intercompany loans made available by the Company, the motive power battery business assets of, respectively, F.I.A.M.M. S.p.A. (formerly owned by FIAMM S.p.A. and then transferred to FMP S.r.l. before the Acquisition (as defined below)),and of F.I.A.M.M. UK Ltd, F.I.A.M.M. Batterien- und Fanfaren GmbH, AKUMA-prumyslove baterie S.r.o., F.I.A.M.M. Asia Pacific Pte Ltd., Sociéte de Composants Electriques S.A., and Bären Batterie GmbH (together the Vendors);

(B)	EnerSys Cayman L.P. has made indirectly available to the Company an intercompany loan for an amount of Euro 25,000,000.00 (twenty five million) (the Financing) which has been used for the financing of the Acquisition;

(C)	The Company has requested that the Lenders refinance the Financing; and

(D)	The Lenders have agreed to refinance the Company’s Financing on the terms and conditions set out below.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accounts Receivable Facility has the meaning given to it in the EnerSys Capital Credit Agreement.

Accounts Receivable Facility Assets means Receivables (whether now existing or arising in the future) of the Parent and its Subsidiaries which are transferred to the Receivables Entity pursuant to the Accounts Receivable Facility Documents and any related Accounts Receivable Related Assets which are also so transferred to the Receivables Entity.

Accounts Receivable Facility Documents means each of the documents and agreements entered into in connection with the Accounts Receivable Replacement Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time in accordance with the terms hereof and thereof.

Accounts Receivable Facility Transaction Date has the meaning given to it in the EnerSys Capital Credit Agreement.

Accounts Receivable Related Assets means, with respect to any person, all of the following property and interests in property of such person, whether now existing or existing in the future or hereafter acquired or arising and in each case to the extent relating to the Receivables of such person:

(a)	all unpaid seller’s or lessor’s rights (including, without limitation, rescission, replevin, reclamation and stoppage in transit, relating to any of the foregoing or arising therefrom);

(b)	all rights to any goods or merchandise represented by any of the foregoing (including, without limitation, returned or repossessed goods);

(c)	all reserves and credit balances with respect to any such Receivable or the respective account debtor;

(d)	all letters of credit, security or guarantees of any of the foregoing;

(e)	all insurance policies or reports relating to any of the foregoing;

(f)	all collection or deposit accounts relating to any of the foregoing;

(g)	all proceeds of any of the foregoing; and

(h)	all books and records relating to any of the foregoing.

Acquisition means the acquisition by the Buyers of the business concern relating to the motive power battery business assets of the Vendors.

Administrative Party means a Mandated Lead Arranger or the Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Asset Sale means any sale, transfer or other disposition by Holdings or any of its Subsidiaries to any person other than Holdings or any wholly-owned Subsidiary of Holdings of any asset (including, without limitation, any capital stock or other Equity Interests of another person, but excluding the sale by such person of its own Equity Interests) of Holdings or such Subsidiary other than (i) sales, transfers or other dispositions of inventory made in the ordinary course of business, and (ii) any other sale, transfer or other disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Proceeds of less than US$250,000.

Attributable Indebtedness in respect of any Synthetic Lease Obligation, means, on any date, the capitalised amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

Availability Period means the period from and including the date of this Agreement to and including 24th June, 2005.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 23.3 (Break Costs) as compensation if any part of the Loan or overdue amount is repaid or prepaid.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Milan and which is also a TARGET Day.

Cayman Partnership Shareholder has the meaning given to it in the EnerSys Capital Credit Agreement.

Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Commitments and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount of any Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Compliance Certificate means a certificate substantially in the form of Schedule 5 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Conditions to Permitted Acquisitions means:

(a)	the Parent and any of its wholly-owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent: (i) the Required Lenders under the EnerSys Capital Credit Agreement otherwise specifically agree in writing where required in the case of a specific Permitted Acquisition; and (ii) the Majority Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition (with such consent not to be unreasonably withheld by the Majority Lenders):

(i)	no Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto;

(ii)	the Company shall procure that the Parent shall have given the Facility Agent and the Lenders at least 15 Business Days’ prior written notice of the proposed Permitted Acquisition where the aggregate consideration payable exceeds US$10,000,000;

(iii)	calculations are made by Holdings of:

(A)	compliance with the financial covenants contained in Clauses 17.3(a) (Consolidated Interest Coverage Ratio), 17.3(b) (Leverage Ratio) and 17.3(c) (Senior Secured Leverage Ratio) for the period of four consecutive fiscal quarters (taken as one accounting period) most recently ended prior to the date of such Permitted Acquisition (each, a Calculation Period), on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such recalculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period (for this purpose, if the first day of the respective Calculation Period occurs prior to the Utilisation Date, calculated as if the covenants contained in said Clauses 17.3(a) (Consolidated Interest Coverage Ratio), 17.3(b) (Leverage Ratio) and 17.3(c) (Senior Secured Leverage Ratio) (in each case, giving effect to the last sentence appearing therein) had been applicable from the first day of the Calculation Period); and

(B)	compliance with Clauses 17.3(b) (Leverage Ratio) and 17.3(c) (Senior Secured Leverage Ratio) immediately after giving effect to the consummation of the respective Permitted Acquisition (for this purpose, using the same ratio which will be required to be met on the last day of the first fiscal quarter ended on or after the date upon which the respective Permitted Acquisition is consummated), and Holdings shall be in compliance therewith;

(iv)	all representations and warranties contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(v)	the Company shall procure that the Parent provides to the Facility Agent for the Lenders as soon as available but not later than 5 Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to a Permitted Acquisition where the aggregate consideration payable exceeds US$10,000,000;

(vi)	the aggregate consideration (excluding consideration consisting of Holdings Common Stock or Qualified Preferred Stock) payable in connection with the proposed Permitted Acquisition does not exceed US$25,000,000;

(vii)	the aggregate consideration payable in connection with the proposed Permitted Acquisition does not exceed US$75,000,000;

(viii)	the aggregate consideration (excluding consideration consisting of Holdings Common Stock or Qualified Preferred Stock) payable in connection with the proposed Permitted Acquisition, when combined with the aggregate consideration (excluding consideration consisting of Holdings Common Stock or Qualified Preferred Stock) paid in connection with all other Permitted Acquisitions consummated prior to the date of the consummation of the proposed Permitted Acquisition, does not exceed US$100,000,000;

(ix)	the aggregate consideration payable in connection with the proposed Permitted Acquisition, when combined with the aggregate consideration paid in connection with all other Permitted Acquisitions consummated prior to the date of the consummation of the proposed Permitted Acquisition, does not exceed US$200,000,000;

(x)	after giving effect to such Permitted Acquisition (but, for this purpose calculated as if the payment of all post-closing purchase price adjustments required (in the good faith determination of Holdings) in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which such purchase price adjustments may be required to be made) and all capital expenditures (and the financing thereof) reasonably anticipated by Holdings to be made in the business acquired pursuant to such Permitted Acquisition within the 90-day period (such period for any Permitted Acquisition, a Post-Closing Period) following such Permitted Acquisition (and in the businesses acquired pursuant to all other Permitted Acquisitions with Post-Closing Periods ended during the Post-Closing Period of such Permitted Acquisition) were then being paid, thereby being deemed to reduce the total unutilised Commitments to the extent Holdings and its Subsidiaries have inadequate available cash on hand for such purposes), the total unutilised revolving loan commitments under the EnerSys Capital Credit Agreement shall equal or exceed US$10,000,000; and

(xi)	the Company shall procure that Holdings have delivered to the Facility Agent on the date of the consummation of such a proposed Permitted Acquisition where the aggregate consideration payable a exceeds US$10,000,000, a officer’s certificate executed by authorised signatory of Holdings, certifying to the best of his knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and clauses (vi), (vii), (viii), (ix) and (x) and containing the calculations required by the preceding clauses (iii), (vi), (vii), (viii), (ix) and (x).

(b)	The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each party to this Agreement that the certifications by such party (or by one or more of its respective authorised signatories) pursuant to Subclause (a) above, are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.

Contingent Obligations means as to any person any obligation of such person guaranteeing or intended to guarantee any Financial Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent:

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefore;

(b)	to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor;

(c)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(d)	otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business.

The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

Default has the meaning given to that term in the EnerSys Capital Credit Agreement.

Designated Assets means those assets of the Parent and its Subsidiaries described on Schedule XIII to the EnerSys Capital Credit Agreement.

Disposals Account has the meaning given to it in Clause 7.9 (Disposals Account).

Domestic Subsidiary means each Subsidiary incorporated or organised in the United States or any State or territory thereof (other than any Cayman Partnership Shareholder).

Equity Interests of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

EnerSys Capital Credit Agreement means the credit agreement between, amongst others, the Parent, Bank of America N.A., Morgan Stanley Senior Funding, Inc., and Lehman Commercial Paper Inc., dated 17th March, 2004, as amended from time to time.

EnerSys Pledge means the share pledge agreement to be entered into by the Company and the Finance Parties in respect of 100% of the shares of EnerSys S.p.A..

Environmental Claims means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any violation (or alleged violation) by Holdings or any of its Subsidiaries under any Environmental Law (hereafter Claims) or any permit issued to Holdings or any of its Subsidiaries under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

Environmental Law means any U.S. or non-U.S. federal, state or local law, policy having the force and effect of law, statute, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment (for purposes of this definition (collectively, Laws)), relating to the environment, or Hazardous Materials or health and safety to the extent such health and safety issues arise under the Occupational Safety and Health Act of 1970, as amended.

EURIBOR means for a Term of the Loan or overdue amount in euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of the Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Milan time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

euro means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 19 (Event of Default).

Excess Proceeds Amount has the meaning given to it in the EnerSys Capital Credit Agreement.

Existing Accounts Receivable Facility has the meaning given to it in the EnerSys Capital Credit Agreement.

Existing Indebtedness has the meaning given to it in section 7.21 of the EnerSys Capital Credit Agreement.

Existing Overdraft Facilities means the overdraft facilities and lines of credit of certain Foreign Subsidiaries of the Parent existing on the Utilisation Date and as listed on part B of schedule IV of the EnerSys Capital Credit Agreement, in each case in the committed amount set forth opposite such overdraft facility or line of credit on said part B of schedule IV of the EnerSys Capital Credit Agreement.

Facility means the term loan facility referred to in Clause 2.1 (Facility).

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means 30th June, 2011.

Finance Document means:

(a)	this Agreement;

(b)	a Security Document;

(c)	a Fee Letter;

(d)	the US Guaranty;

(e)	a Transfer Certificate; or

(f)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness of any person means, without duplication:

(i)	all financial indebtedness of such person for borrowed money;

(ii)	the deferred purchase price of assets or services payable to the sellers thereof or any of such seller’s assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such person but excluding deferred rent and trade payables not overdue by more than 60 days, both as determined in accordance with GAAP;

(iii)	the face amount of all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder;

(iv)	all Financial Indebtedness of a second person secured by any lien on any property owned by such first person, whether or not such Financial Indebtedness has been assumed;

(v)	all Capitalised Lease Obligations of such person;

(vi)	all obligations of such person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations;

(vii)	all obligations under any Swap Contract;

(viii)	all Contingent Obligations of such person;

(ix)	all Receivables Indebtedness; and

(x)	all Synthetic Lease Obligations, provided that Financial Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business. The amount of any obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Foreign Subsidiary means each Subsidiary other than a Domestic Subsidiary; provided that, notwithstanding the foregoing, each Cayman Partnership Shareholder shall be deemed to be (and shall be treated as) a Foreign Subsidiary for all purposes of the Finance Documents.

GAAP shall mean generally accepted accounting principles in Luxembourg or the United States of America (as the case may be) as in effect from time to time.

Group means Holdings and its Subsidiaries.

Hazardous Materials means:

(a)	any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and

(b)	any chemicals, materials or substances defined under any Environmental Law as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants”.

Holdings means EnerSys, a Delaware corporation.

Holdings Common Stock has the meaning given to it in the EnerSys Capital Credit Agreement.

Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Intercompany Loan has the meaning given to it in section 9.05(vi) of the EnerSys Capital Credit Agreement.

Interest Rate Protection Agreement means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

Italian Asset Sale means any sale, transfer or other disposition by EnerSys S.p.A., any of its Subsidiaries or any other Italian organised Subsidiary of Holdings to any person (other than Holdings or any of its wholly-owned Subsidiaries) of any asset (other than discounted or factored receivables and inventory sold, transferred or disposed of in the ordinary course of business), to the extent (x) the gross sale proceeds therefrom, when aggregated with the gross sale proceeds from all other such sales, transfers and dispositions by EnerSys S.p.A. and such other Subsidiaries described above after the date of the consummation of the Acquisition, do not exceed €16,000,000 and (y) the net sale proceeds therefrom are required to be applied as in mandatory repayment under Clause 7.3 (Mandatory prepayment – Net Proceeds).

Italian Group Member means EnerSys S.p.A., any of its Subsidiaries or any other Italian organised Subsidiary of Holdings.

InvenSys settlement has the meaning given to it in the EnerSys Capital Credit Agreement.

Leasehold of any person shall mean all of the right, title and interest of such person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

Loan means, unless otherwise stated in this Agreement, the principal amount of the single borrowing under this Agreement or the principal amount outstanding of that borrowing.

Luxembourg means the Grand Duchy of Luxembourg.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loan then aggregate 66 2/3 per cent. or more of the aggregate of the outstanding Loan ;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Margin means 1.15 per cent. per annum.

Material Adverse Effect means:

(a)	a material adverse effect on the business, properties, assets, operations, liabilities or financial condition:

(i)	of the Parent and its Subsidiaries taken as a whole; or

(ii)	Holdings, the Parent and the Parent’s Subsidiaries taken as a whole; or

(b)	a material adverse effect:

(i)	on the rights or remedies of the Lenders or the Facility Agent hereunder or under any other Finance Document; or

(ii)	on the ability of the Company or the Parent to perform its obligations to the Lenders or the Facility Agent hereunder or under any other Finance Document,

taking into account in the case of either of Subclauses (a) or (b) above (in each such case to the extent relevant) insurance, indemnities, rights of contribution and/or similar rights and claims available and applicable to any determination pursuant to this definition so long as consideration is given to the nature and quality of, and likelihood of recovery under, such insurance, indemnities, rights of contribution and/or similar rights and claims; provided that payments made by Holdings in connection with the InvenSys settlement and previously disclosed to the Facility Agent in writing shall not be taken into account for purposes of any determination pursuant to clause (a) of this definition.

Net Proceeds means for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any sale of assets, net of:

(a)	reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 30 days after, the date of such sale;

(b)	the amount of such gross cash proceeds required to be used to repay any Financial Indebtedness (other than Financial Indebtedness owed to the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold; and

(c)	the estimated marginal increase in income taxes which will be payable by Holdings’ consolidated group with respect to the fiscal year in which the sale occurs as a result of such sale; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which Holdings determines in good faith should be reserved for post-closing adjustments (including indemnification payments) (to the extent the Company procures that Holdings delivers to the Lenders a certificate signed by its chief financial officer or treasurer, controller or chief accounting officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Holdings or any of its Subsidiaries shall constitute Net Proceeds on such date received by Holdings and/or any of its Subsidiaries from such sale, lease, transfer or other disposition.

Net Proceeds shall not include any trade-in-credits or purchase price reductions received by Holdings or any of its Subsidiaries in connection with an exchange of equipment for replacement equipment that is the functional equivalent of such exchanged equipment.

Original Financial Statements means the audited consolidated financial statements of Holdings for the year ended 31st March, 2004.

Other Hedging Agreements means any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement, except in relation to the Parent, which shall only be a party to this Agreement where it is expressly stated to be so.

Permitted Acquisition means: (i) the Acquisition; and (ii) the acquisition by the Parent or any of its wholly-owned Subsidiaries (other than the Receivables Entity) of assets constituting a business, division or product line of any Person, not already a Subsidiary of Holdings or any of its wholly-owned Subsidiaries, or of 100% of the capital stock or other Equity Interests of any such person, which person shall, as a result of such acquisition, become a wholly-owned Subsidiary of the Parent or such wholly-owned Subsidiary, provided that:

(a)	the consideration paid by the Parent or such wholly-owned Subsidiary consists solely of cash, the issuance of Holdings Common Stock, the issuance of Qualified Preferred Stock otherwise permitted pursuant to the EnerSys Capital Credit Agreement or the incurrence of Financial Indebtedness otherwise permitted in Clause 18.7 (Financial Indebtedness) and the assumption/acquisition of any Permitted Acquired Debt relating to such business, division, product line or person which is permitted to remain outstanding in accordance with the requirements of Clause 18.7 (Financial Indebtedness),

(b)	in the case of the acquisition of 100% of the capital stock or other Equity Interests of any person, such person (the Acquired Person) shall own no capital stock or other Equity Interests of any other person unless either:

(i)	the Acquired Person owns 100% of the capital stock or other Equity Interests of such other Person; or

(ii)	if the Acquired Person owns capital stock or Equity Interests in any other person which is not a wholly-owned Subsidiary of the Acquired Person (a Non-Wholly Owned Entity),

(A)	the Acquired Person shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition,

(B)	any Non-Wholly Owned Entity of the Acquired Person shall have been non-wholly-owned prior to the date of the respective Permitted Acquisition and not created or established in contemplation thereof and

(C)	the Acquired Person and/or its Wholly-Owned Subsidiaries own 80% of the consolidated assets of such person and its Subsidiaries,

(c)	except in the case of any such acquisition by a wholly-owned Foreign Subsidiary of the Parent, substantially all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Acquired Person and its Subsidiaries taken as a whole, is in the United States,

(d)	the assets acquired, or the business of the Acquired Person, shall be in a Permitted Business; and

(e)	all applicable requirements of the Conditions to Permitted Acquisitions and Clauses 18.9 (Mergers) and 18.11 (Acquisitions) applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of Permitted Acquisition shall constitute a Permitted Acquisition if, and to the extent: (i) the Required Lenders under the EnerSys Capital Credit Agreement agree where required; and (ii) the Majority Lenders agree (with such consent not to be unreasonably withheld by the Majority Lenders), in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

Permitted Acquired Debt means Financial Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Financial Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Financial Indebtedness), provided that:

(a)	such Financial Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition; and

(b)	at the time of such Permitted Acquisition, such Financial Indebtedness does not exceed 25% of the total value of the assets of the Subsidiary so acquired, or of the assets so acquired, as the case may be.

Permitted Business means the manufacture, distribution, installation and servicing of batteries and reasonably related products, and activities reasonably related to the foregoing.

Permitted Encumbrance means:

(a)	those liens, encumbrances and other matters affecting title to any Real Property and found reasonably acceptable by the Facility Agent;

(b)	as to any particular Real Property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which could reasonably be expected to materially impair such Real Property for the purpose for which it is held by the mortgagor thereof, or the lien held by the Lenders;

(c)	zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor thereof of the premises;

(d)	general real estate taxes and assessments not yet delinquent; and

(e)	such other similar items as the Facility Agent may consent to (such consent not to be unreasonably withheld).

Permitted Refinancing Indebtedness means any Financial Indebtedness of the Parent and its Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any Existing Indebtedness, Permitted Acquired Debt, or any Financial Indebtedness issued to so extend, refinance, renew, replace, substitute or refund any such Financial Indebtedness, so long as:

(a)	such Financial Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Financial Indebtedness being refinanced;

(b)	such refinancing or renewal does not:

(i)	increase the amount of such Indebtedness outstanding immediately prior to such refinancing or renewal by more than 3%; or

(ii)	add guarantors, obligors or security from that which applied to such Indebtedness being refinanced or renewed;

(c)	such refinancing or renewal Indebtedness has substantially the same (or, from the perspective of the Lenders, more favourable) subordination provisions, if any, as applied to the Indebtedness being renewed or refinanced; and

(d)	all other terms of such refinancing or renewal (including, without limitation, with respect to the amortisation schedules, redemption provisions, maturities, covenants, defaults and remedies), are not, taken as a whole, materially less favorable to the respective borrower than those previously existing with respect to the Financial Indebtedness being refinancing or renewed, provided, however, that any intercompany Existing Indebtedness (and subsequent extensions, refinancings, renewals, replacements and refundings thereof as provided above in this definition) may only be extended, refinanced, renewed, replaced or refunded as provided above in this definition if the Indebtedness so extended, refinanced, renewed, replaced or refunded has the same obligors(s) and obligee(s) as the Indebtedness being extended, refinanced, renewed, replaced or refunded.

Preferred Stock means as applied to the capital stock of any person, means capital stock of such person (other than common stock of such person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such person, to shares of capital stock of any other class of such person, and shall include any Qualified Preferred Stock and any preferred stock which is not Qualified Preferred Stock.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in the utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loan (if any) bears to the Loan;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

Qualified Preferred Stock has the meaning given to it in the EnerSys Capital Credit Agreement.

Rate Fixing Day means the second TARGET Day before the first day of a Term or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the european interbank market.

Real Property of any person shall mean all of the right, title and interest of such person in and to land, improvements and fixtures, including Leaseholds.

Recapitalization means, collectively, the Sponsor Distribution and the Refinancing.

Receivables means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendering of services no matter how evidenced and whether or not earned by performance).

Receivables Entity has the meaning given to it in the EnerSys Capital Credit Agreement.

Receivables Indebtedness means indebtedness of the Parent and/or its Subsidiaries deemed to exist pursuant to the Existing Accounts Receivable Facility and, after the Accounts Receivable Facility Transaction Date, the Accounts Receivable Facility, in each case determined as if such Existing Accounts Receivable Facility and Accounts Receivable Facility were structured as a secured financing transaction as opposed to an asset purchase and sale transaction.

Receivables Sellers means the Parent and any Subsidiary Guarantors, in each case to the extent such person is party (as a seller) to the Accounts Receivable Facility Documents.

Reference Banks means the Facility Agent, Banca Intesa S.p.A. and ABN AMRO Bank N.V. and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Refinancing has the meaning given to it in the EnerSys Capital Credit Agreement.

Refinancing Senior Subordinated Notes has the meaning given to it in the EnerSys Capital Credit Agreement.

Refinancing Senior Subordinated Notes Documents has the meaning given to it in the EnerSys Capital Credit Agreement.

Release means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

Repayment Instalment means each instalment for repayment of the Loan.

Repeating Representations means the representations which are deemed to be repeated under Clause 15.18 (Times for making representations).

Request means the request for the Loan, substantially in the form of Schedule 3 (Form of Request).

Required Lenders has the meaning given to that term in the EnerSys Capital Credit Agreement.

Screen Rate means the percentage rate per annum determined by the Banking Federation of the European Union, for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Facility Agent. To the extent that the percentage rate per annum for the relevant currency and Term is not available on the relevant Telerate screen, the percentage rate shall be calculated by means of a linear interpolation between the available percentage rates for the quoted period immediately preceding and immediately following the period of the relevant Term. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Security Document means:

(a)	the EnerSys Pledge; and

(b)	any other document required to be entered in to in connection with the continuation or confirmation of the EnerSys Pledge.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Shareholder Subordinated Note shall mean an unsecured junior subordinated note issued by Holdings (and not guaranteed or supported in any way by the Parent or any of its

Subsidiaries), which note shall be in the form of Exhibit M of the EnerSys Capital Credit Agreement, provided that additional provisions may be included so long as such provisions do not adversely affect the interests of the Lenders and are not in conflict with the provisions of this Agreement or any other credit document.

Sponsor Distribution has the meaning given to it in the EnerSys Capital Credit Agreement.

Subsidiary of any person means and include:

(a)	any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person directly or indirectly through Subsidiaries; and

(b)	any partnership, limited liability company, association, joint venture or other entity (other than a corporation) in which such person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

Subsidiary Guarantor means each wholly-owned Domestic Subsidiary of Holdings (other than the Parent, the Receivables Entity and the Cayman Partnership Shareholders).

Swap Contract means:

(a)	any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement: and

(b)	any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a Master Agreement), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts:

(a)	for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and

(b)	for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

Synthetic Lease Obligation means the monetary obligation of a person under:

(a)	a so-called synthetic, off-balance sheet or tax retention lease; or

(b)	an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such person but which, upon the insolvency or bankruptcy of such person, would be characterised as the indebtedness of such person (without regard to accounting treatment).

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by the Company or the Parent to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Company or the Parent in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest on the Loan or an overdue amount is calculated.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Transaction has the meaning given to it in the EnerSys Capital Credit Agreement.

Transfer Certificate means a certificate, substantially in the form of Schedule 4 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

US Guaranty means the guarantee given by EnerSys Capital Inc. to the Facility Agent (acting on behalf of the Finance Parties) in respect of the Company, governed by the laws of the state of New York, entered in to as a condition precedent to draw down.

Utilisation Date means the date on which the Facility is utilised.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	an Event of Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xv)	a time of day is a reference to Milan time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of the Company or the Parent under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Company or the Parent is or may be outstanding under the Finance Documents.

(d)	The headings in this Agreement do not affect its interpretation.

2.	FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents:

(i)	separately enforce those rights, and

(ii)	following any syndication of the Facility, jointly enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	Loan

The Loan may only be used for repaying the Financing in full.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

The Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent, with the exception of the condition precedent relating to the perfection of the EnerSys Pledge, which shall be perfected on the day after the Request is given. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in the Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for the Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Event of Default is outstanding or would result from the Loan.

5.	UTILISATION - LOAN

5.1	Giving of Requests

(a)	The Company may borrow the Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. two Business Days before the Utilisation Date.

(c)	The Request is irrevocable.

5.2	Completion of Requests

The Request for the Loan will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	the amount of the Loan requested is €25,000,000; and

(c)	the proposed Term complies with this Agreement.

Only one Request may be delivered and only one Loan may be requested in the Request.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in the Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in the Loan if, as a result, the Loan would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the Company through its Facility Office on the Utilisation Date.

6.	REPAYMENT

(a)	The Company must repay in full the Loan, on the dates set out in column (1) below (each a Repayment Date), in the amounts set out below in column (2) (each a Repayment Instalment):

Column (1) Repayment Date	Column (2) Repayment Instalment (euro)
31st March, 2007	1,000,000
30th June, 2007	1,000,000
30th September, 2007	1,000,000
31st December, 2007	1,000,000
31st March, 2008	1,250,000
30th June, 2008	1,250,000
30th September, 2008	1,250,000
31st December, 2008	1,250,000
31st March, 2009	1,500,000
30th June, 2009	1,500,000
30th September, 2009	1,500,000
31st December, 2009	1,500,000
31st March, 2010	1,750,000
30th June, 2010	1,750,000
30th September, 2010	1,750,000
31st December, 2010	1,750,000
31st March, 2011	1,500,000
30th June, 2011	1,500,000
Total Repayments	25,000,000

(b)	Each Repayment Instalment shall be paid in euro.

(c)	Any amount of the Loan outstanding on the Final Maturity Date shall be repaid in full on the Final Maturity Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment - illegality

(a)	A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in the Loan.

(b)	After notification under paragraph (a) above:

(i)	the Company must repay or prepay the share of that Lender in the Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in the Loan will be:

(i)	the last day of the current Term of the Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.2	Mandatory prepayment - change of control

(a)	For the purposes of this Clause:

a change of control occurs if the Parent ceases to control the Company;

control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

(b)	The Company must promptly notify the Facility Agent if it becomes aware of any change of control.

(c)	After a change of control, if the Majority Lenders so require, the Facility Agent must, by notice to the Company:

(i)	cancel the Total Commitments; and

(ii)	declare the outstanding Loan, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

7.3	Mandatory prepayment – Net Proceeds

(a)	If an Italian Asset Sale is made, the Company, unless the Facility Agent shall otherwise consent in writing, shall apply (or shall procure that, where a Subsidiary can do so without breach of applicable law, a Subsidiary of it shall apply) forthwith an amount equal to the Net Proceeds arising from the disposal in or towards prepayment of the Loan, subject to SubClauses (b) and (c) below.

(b)	The Company shall not be required to procure that a prepayment of the Loan is made under SubClause (a) above in respect of Net Proceeds arising from an Italian Asset Sale, where such assets are to be replaced by other assets being acquired for the business of an Italian Group Member and are so replaced (including, without limitation, the purchase of the capital stock of a person engaged in such business) within twelve months of the date of such disposal (save to the extent the Net Proceeds exceed the acquisition cost of those other assets in which case the amount in excess of the acquisition cost shall be applied in prepayment of the Facility in accordance with SubClause (a) above) and where an amount equal to such Net Proceeds is paid into the Disposals Account as referred to below at the time of receipt of such Net Proceeds by the relevant Italian Group Member.

(c)	The Company shall not be required to make (or procure that there is made) a prepayment of the Loan under SubClause (a) above, when the aggregate of gross sale proceeds from Italian Asset Sales which have been applied in prepayment of the Loan under SubClause (a) above has reached €16,000,000.

7.4	Voluntary prepayment

(a)	The Company may, by giving not less than 5 Business Days’ prior notice to the Facility Agent, prepay the Loan at any time in whole or in part, subject to the payment of Break Costs.

(b)	A prepayment of part of the Loan must be in a minimum amount of €1,000,000 and an integral multiple of €1,000,000.

7.5	Automatic cancellation

The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

7.6	Involuntary prepayment and cancellation

(a)	If the Company is, or will be, required to pay to a Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	the Company must repay or prepay that Lender’s share in the Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in the Loan will be:

(i)	the last day of the current Term for the Loan; or

(ii)	if earlier, the date specified by the Company in its notification.

7.7	Partial prepayment of Loan

(a)	Except where this Clause expressly provides otherwise any partial prepayment of the Loan will be applied against the remaining Repayment Instalments pro rata.

(b)	Any voluntary prepayment of the Loan will be applied against the remaining Repayment Instalments in inverse order of maturity.

(c)	No amount of the Loan prepaid under this Agreement may subsequently be re-borrowed.

7.8	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs, which are payable in relation to voluntary prepayments not made on the last day of the current Term.

(c)	For the avoidance of doubt, Break Costs shall not be payable in relation to mandatory prepayments.

(d)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(e)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

7.9	Disposals Account

(a)	The Company must maintain a disposals account designated the Disposals Account at the Lodi branch of the Facility Agent with account number 08041/1301/09601287 in the name of the Company, and any amounts standing to the credit of the Disposals Account may be used solely for the purpose set out in this Clause 7.9.

(b)	If the Company gives notice to the Facility Agent that it wishes the provisions of Clause 7.3(b) (Mandatory prepayment – Net Proceeds) to apply the Company may pay or procure the payment at the time of receipt by the relevant Italian Group Member of the Net Proceeds into the Disposals Account of an amount equal to the Net Proceeds received by such member of the Group.

(c)	No amounts may be paid into the Disposals Account save as expressly permitted by this Clause 7.3 (Mandatory prepayment – Net Proceeds).

(d)	While any amount remains outstanding under any of the Finance Documents no amount may be withdrawn by any Italian Group Member from the Disposals Account except for:

(i)	application in the acquisition of an asset required for the business of any Italian Group Member (as contemplated in Clause 7.3(b) (Mandatory prepayment – Net Proceeds) above) within twelve months of the date on which the assets which are being replaced were disposed of; or

(ii)	application in repayment or prepayment of the Loan.

(e)	At any time after an Event of Default has occurred which is continuing unwaived the Facility Agent may (but is not obliged to) apply the whole or any part of the sums standing to the credit of the Disposals Account in or towards payment of any amount due from the Company or the Parent under the Finance Documents but unpaid.

(f)	The Company must ensure that the Disposals Account does not go in to overdraft.

(g)	No Finance Party is responsible or liable to the Company for:

(i)	any non-payment of any liability of the Company which could be paid out of moneys standing to the credit of a Disposals Account; or

(ii)	any withdrawal wrongly made, if made in good faith and without gross negligence.

(h)	The Company must, within five Business Days of any request by the Facility Agent, supply the Facility Agent with the following information in relation to any payment received in the Disposals Account:

(i)	the date of payment or receipt;

(ii)	the payer; and

(iii)	the purpose of the payment or receipt.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR.

8.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on the Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

8.3	Interest on overdue amounts

(a)	If the Company or the Parent fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be two per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of the Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on the Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest payable under this Clause 8.3 will not be compounded.

8.4	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.	TERMS

9.1	Selection

(a)	The Loan has successive Terms.

(b)	The Company must select the first Term for the Loan in the relevant Request and each subsequent Term in an irrevocable notice received by the Facility Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Each Term for the Loan will start on the Utilisation Date or on the expiry of the preceding Term.

(c)	If the Company fails to select a Term for the outstanding Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(d)	Subject to the following provisions of this Clause, each Term for the Loan will be one, two, three or six months or any other period agreed by the Company and the Lenders.

9.2	Coincidence with Repayment Instalment dates

(a)	The Company may select any Term for the Loan to ensure that the Loan has a Term ending on a date for repayment of a Repayment Instalment.

(b)	If the Company fails to make a selection in the circumstances envisaged in paragraph (a) above, the Facility Agent may before the Rate Fixing Day for the relevant Term shorten any Term for the Loan to achieve the same end.

9.3	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

9.4	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

10.	MARKET DISRUPTION

10.1	Failure of a Reference Bank to supply a rate

If EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable EURIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	EURIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the Loan exceed 30 per cent. of the Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of EURIBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin; and

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in the Loan from whatever source it may reasonably select.

10.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

11.	TAXES

11.1	General

In this Clause Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

11.2	Tax gross-up

(a)	The Company and the Parent must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If the Company, the Parent or a Lender is aware that the Company or the Parent must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	If a Tax Deduction is required by law to be made by the Company or the Parent or the Facility Agent, the amount of the payment due from the Company or the Parent will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Company or the Parent is required to make a Tax Deduction, Company or the Parent (as the case may be) must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Company or the Parent making that Tax Deduction must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

11.4	Tax Credit

If the Company or the Parent makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Company or the Parent (as the case may be) which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Company or the Parent.

11.5	Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

11.6	Value added taxes

(a)	Any amount payable under a Finance Document by the Company or the Parent is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Company or the Parent must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

11.7	U.S. Tax forms

(a)	In this Subclause:

U.S. person has the meaning given to it in Section 7701(a)(30) of the United States Internal Revenue Code of 1986.

(b)	Each Lender that is not a U.S. person must supply to the Facility Agent and the Parent the U.S. Internal Revenue Service forms that are necessary to enable the Parent to make payments to that Lender under the Finance Documents without any deduction or withholding in respect of any Tax in the United States of America.

(c)	A Lender is not obliged to supply any form under paragraph (b) above if it is unable to do so by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation or any published practice or concession of any relevant taxing authority.

(d)	The Parent is not obliged to pay any Tax Payment to a Lender to the extent that the Tax Payment would not have been payable if that Lender had complied with its obligations under this Subclause.

12.	INCREASED COSTS

12.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

12.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause; or

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

12.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

13.	MITIGATION

13.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company or the Parent under the Finance Documents.

(c)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

13.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.	PAYMENTS

14.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account, being “BIR” ABI 1025 CAB 03253, swift transfer to IBSPITTMB99, notice code MT199, or to such other account at such office or bank in Milan, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

14.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

14.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in Milan, as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for the Company or the Parent in or towards payment (as soon as practicable after receipt) of any amount due from Company or the Parent (as the case may be) under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

14.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in euros.

14.5	No set-off or counterclaim

All payments made by the Company or the Parent under the Finance Documents must be made without set-off or counterclaim.

14.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7	Partial payments

(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Company or the Parent under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Company or the Parent under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by the Company or the Parent.

14.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

15.	REPRESENTATIONS

15.1	Representations

The representations set out in this Clause are made by Company and the Parent or (if it so states) either one of them to each Finance Party.

15.2	Status

(a)	The Company is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of original incorporation.

(b)	The Parent is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of original incorporation.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

15.3	Powers and authority

(a)	It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

15.4	Legal validity

(a)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

15.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets.

15.6	No Event of Default

(a)	No Event of Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	no other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which has a Material Adverse Effect.

15.7	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

15.8	Financial statements

Holdings’ audited financial statements most recently delivered to the Facility Agent (which, in the case of Holdings at the date of this Agreement, are the Original Financial Statements):

(a)	have been prepared in accordance with GAAP in the United States of America, consistently applied; and

(b)	fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

15.9	No material adverse change

As at the date of this Agreement there has been no material adverse change in the consolidated financial condition of the Parent and the Company since the date to which the Original Financial Statements were drawn up.

15.10	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which have a Material Adverse Effect.

15.11	Taxes on payments

As at the date of this Agreement, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

15.12	Stamp duties

As at the date of this Agreement, except for any registration fees payable at the trade and companies registry in Luxembourg in respect of any Finance Document, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

15.13	Immunity

(a)	The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

15.14	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)	no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.

15.15	Jurisdiction/governing law

(a)	Its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of Milan; and

(ii)	agreement that this Agreement is governed by Italian law;

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in Italy will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

15.16	United States laws

(a)	In this Subclause:

Anti-Terrorism Law means each of:

(a)	Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued September 23, 2001, as amended by Order 13268 (as so amended, the Executive Order);

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)	the Money Laundering Control Act of 1986, 18 U.S.C. sect. 1956; and

(d)	any similar law enacted in the United States of America subsequent to the date of this Agreement.

holding company has the meaning given to it in the United States Public Utility Holding Company Act of 1935.

investment company has the meaning given to it in the United States Investment Company Act of 1940.

public utility has the meaning given to it in the United States Federal Power Act of 1920.

Restricted Party means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.

(b)	The Parent is not:

(i)	a holding company or subject to regulation under the United States Public Utility Holding Company Act of 1935;

(ii)	a public utility or subject to regulation under the United States Federal Power Act of 1920;

(iii)	required to be registered as an investment company or subject to regulation under the United States Investment Company Act of 1940; or

(iv)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

(c)	To the best of its knowledge, neither the Company nor the Parent nor any of their Affiliates:

(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(d)	It and each of its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

15.17	Environmental matters

(a)	Each of Holdings and each of its Subsidiaries has complied with, and on the date of each Term is in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and neither Holdings nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing. There are no pending or past or, to the best knowledge of Holdings or the Parent, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences on any Real Property owned or operated by Holdings or any of its Subsidiaries or on any property adjoining or in the vicinity of any such Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.

(b)	Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by Holdings or any of its Subsidiaries except in compliance with all applicable Environmental Laws and reasonably required in connection with the operation, use and maintenance of such Real Property by Holdings’ or such Subsidiary’s business. Hazardous Materials have not at any time been Released on or from any Real Property owned or operated by Holdings or any of its Subsidiaries or by any person acting for or under contract to Holdings or any of its Subsidiaries, or to the knowledge of Holdings, by any other Person in respect of Real Property owned or operated by Holdings or any of its Subsidiaries, except in compliance with all applicable Environmental Laws.

(c)	Notwithstanding anything to the contrary in this Clause, the representations made in this Clause shall only be untrue if the aggregate effect of all conditions, failures, noncompliances, Environmental Claims, Hazardous Materials, Releases and presence of underground storage tanks, in each case of the types described above, has had (unless same has ceased to exist in all respects) a Material Adverse Effect.

15.18	Times for making representations

(a)	The representations set out in this Clause are made by the Company and the Parent on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by the Company and the Parent on the date of each Request and the first day of each Term.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

16.	INFORMATION COVENANTS

16.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	Holdings’ audited consolidated financial statements for each of its financial years;

(ii)	the Parent’s financial statements and the Company’s financial statements for each of its financial years; and

(iii)	Holdings’ quarterly unaudited consolidated financial statements for each quarter for each of its financial years.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the audited consolidated financial statements, within 90 days;

(ii)	in the case of the Parent’s financial statements and the Company’s financial statements, within 180 days; and

(iii)	in the case of Holdings’ interim financial statements, within 45 days, of the end of the relevant financial period.

16.2	Form of financial statements

(a)	The Company must ensure that each set of financial statements supplied under this Agreement fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)	The Company must notify the Facility Agent of any change to the manner in which Holdings’ audited consolidated financial statements are prepared.

(c)	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.

16.3	Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate with each set of its financial statements sent to the Facility Agent under this Agreement, together with:

(i)	a copy of any Compliance Certificate provided by the Parent under the EnerSys Capital Credit Agreement; and

(ii)	in the case of a Compliance Certificate supplied with Holdings’ annual audited consolidated financial statements, a letter confirming compliance with the financial covenants from the Group’s auditors.

(b)	A Compliance Certificate must be signed by one authorised signatory of the Company.

16.4	Information - miscellaneous

The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which have or might, if adversely determined, have a Material Adverse Effect;

(b)	promptly on request, a list of the then current Material Subsidiaries; and

(c)	promptly on request, such further information regarding the financial condition and operations of the members of the Group incorporated in the European Union as any Finance Party through the Facility Agent may reasonably request.

16.5	Environmental matters

Promptly after any officer of Holdings or any of its Subsidiaries obtains actual knowledge of any of the following (but only to the extent that any of the following, either individually or in the aggregate, has had (unless same has ceased to exist in all respects) (a) a Material Adverse Effect or (b) a remedial cost to Holdings or any of its Subsidiaries in excess of US$5,000,000), written notice of:

(a)	any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries;

(b)	any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries that (x) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(c)	any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or such Subsidiary, as the case may be, of its interest in such Real Property under any Environmental Law; and

(d)	the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by Holdings or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ response or proposed response thereto. In addition, the Company and the Parent agree to provide the Lenders with copies of such detailed reports relating to any of the matters set forth in Subclauses (a)-(d) above as may reasonably be requested by the Facility Agent or the Majority Lenders.

16.6	Notification of Event of Default

(a)	Unless the Facility Agent has already been so notified by the Company or the Parent, the Company and the Parent must notify the Facility Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by one of its authorised signatories on its behalf, certifying that no Event of Default is outstanding or, if an Event of Default is outstanding, specifying the Event of Default and the steps, if any, being taken to remedy it.

16.7	Year end

The Company must not change its financial year end without the prior approval of the Lenders.

16.8	Know your customer requirements

(a)	The Company and the Parent must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

17.	FINANCIAL COVENANTS

17.1	Definitions

In this Clause:

Capital Expenditures means, with respect to any person, for any period, all expenditures by such person which should be capitalised in accordance with GAAP during such period and are, or are required to be, included in property, plant or equipment reflected on the consolidated balance sheet of such person (including, without limitation, expenditures for maintenance and repairs which should be so capitalized in accordance with GAAP) and, without duplication, the amount of all Capitalised Lease Obligations incurred by such person during such period.

Capital Lease, as applied to any person, means any lease of any property (whether real, personal or mixed) by that person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that person.

Capitalised Lease Obligations shall mean all obligations under Capital Leases of Holdings or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

Cash Equivalents means:

(a)	demand deposit accounts held in accounts denominated in US dollars and in the case of any of the Foreign Subsidiaries of the Parent, such local currencies held by them from time to time in the ordinary course of their businesses;

(b)	securities issued or directly fully guaranteed or insured by the governments of the United States, The Netherlands, Great Britain, France or Germany or any agency or instrumentality thereof (provided that the full faith and credit of the respective such government is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(c)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank or commercial bank of a foreign country recognised by the United States, in each case having capital and surplus in excess of US$500,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or similar equivalent thereof) or higher by at least one nationally recognized statistical rating organization (as defined under Rule 436 under the Securities Act of the United States of America) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(d)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; and

(e)	commercial paper having one of the two highest ratings obtainable from S&P or Moody’s and in each case maturing within six months after the date of acquisition. Furthermore, with respect to Foreign Subsidiaries of the Parent, Cash Equivalents shall include bank deposits (and investments pursuant to operating account agreements) maintained with various local banks in the ordinary course of business consistent with past practice of the Parent’s Foreign Subsidiaries.

Consolidated Debt means, at any time, (A) the sum of (without duplication) (i) the principal amount of all Financial Indebtedness of Holdings and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or capital leases on the liability side of a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP, (ii) all Financial Indebtedness of Holdings and its Subsidiaries of the type described in clause (iii) of the definition of Financial Indebtedness, (iii) the aggregate amount of Receivables Indebtedness of the Parent and its Subsidiaries (including the Receivables Entity) outstanding at such time, and (iv) Attributable Indebtedness in respect of Synthetic Lease Obligations at such time minus (B) the aggregate amount of cash and Cash Equivalents of the Holdings, the Parent and the Subsidiary Guarantors at such time to the extent same would be reflected on a consolidated balance sheet of Holdings if same were prepared on such date.

Consolidated EBIT means, for any period, the Consolidated Net Income of the Company and its Subsidiaries plus, in each case to the extent actually deducted in determining Consolidated Net Income for such period, consolidated interest expense of the Company and its Subsidiaries and provision for income taxes, adjusted to exclude for such period (i) any extraordinary gains or losses, (ii) gains or losses from sales of assets other than inventory sold in the ordinary course of business, (iii) any write-downs of non-current assets relating to impairments or the sale of non-current assets or (iv) any non-cash expenses incurred in connection with stock options, stock appreciation rights or similar equity rights.

Consolidated EBITDA means for any period, Consolidated EBIT, adjusted by (x) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period and not already added back in determining Consolidated EBIT) the amount of (i) all amortisation and depreciation that were deducted in arriving at Consolidated EBIT for such period, (ii) any non-cash charges in such period to the extent that such non-cash charges do not give rise to a liability that would be required to be reflected on the consolidated balance sheet of Holdings and so long as no cash payments or cash expenses will be associated therewith (whether in the current period or for any future period), (iii) in the case of any period including the fiscal quarter of Holdings ended nearest to December 31, 2003, the non-recurring charges specified on Schedule XV hereto incurred during such fiscal quarter in an aggregate amount not to exceed US$35.2 million, (iv) in the case of any period including the fiscal quarter of Holdings ended nearest to March 31, 2005, one-time cash charges incurred by Holdings in connection with the Recapitalization in an aggregate amount not to exceed US$20.0 million (representing expenses incurred in connection with the payments pursuant to the Recapitalization and the early termination and repayment of Financial Indebtedness pursuant to the Refinancing), (v) in the case of any period which includes any portion of any fiscal quarter of Holdings set forth on Schedule XV of the EnerSys Capital Credit Agreement, an amount up to the amount set forth under the captions “Montecchio Start-Up Costs” and “FIAMM Corporate Fees” on Schedule XV thereto, to the extent (x) the respective charge was actually recorded or accrued during such period for the purpose specified on that Schedule XV for such charge and (y) the respective charge was deducted in the determination of Consolidated EBITDA for such period (directly or through reductions to Consolidated Net Income) and (vi) in the case of any period including any fiscal quarter of Holdings ended on or prior March 31, 2006, one-time cash fees and expenses actually incurred by Holdings and any of its Subsidiaries during such fiscal quarter in an aggregate amount not to exceed the Dollar Equivalent of €1,700,000, so long as (x) such fees and expenses were deducted in the determination of Consolidated EBITDA for such period (directly or through reductions to Consolidated Net Income) and (y) Holdings has at all times complied with the requirements of clause (z) of Section 8.01(d) of the EnerSys Capital Credit Agreement, requiring Holdings to certify as to the amount and type of such costs incurred in any fiscal quarter of Holdings included in such period and added back to Consolidated EBITDA and (y) subtracting therefrom, to the extent included in arriving at Consolidated EBIT for such period, the amount of non-cash gains during such period.

Consolidated Interest Coverage Ratio means for any period, the ratio of Consolidated EBITDA to Consolidated Net Interest Expense for such period.

Consolidated Net Income means, for any period, the net after tax income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, provided that in determining Consolidated Net Income of Holdings and its Subsidiaries (i) the net income of any of person which is not a Subsidiary of Holdings or is accounted for by the Company by the equity method of accounting shall be included only to the extent of the payment of dividends or disbursements by such person to Holdings or a wholly-owned Subsidiary of Holdings during such period, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such person are acquired by a Subsidiary shall be excluded from such determination and (iii) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded from such determination.

Consolidated Net Interest Expense means, for any period, (i) the total consolidated interest expense of Holdings and its Subsidiaries for such period (calculated without regard to any limitations on payment thereof) plus, to the extent not included above, Accounts Receivables Facility Financing Costs pursuant to the Accounts Receivable Facility for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) (A) the amortization of any deferred financing costs for such period, (B) non-cash interest expense (including amortization of discount and interest which will be added to, and thereafter become part of, the principal or liquidation preference of the respective Financial Indebtedness or Preferred Stock through a pay-in-kind feature or otherwise, but excluding all regularly accruing interest expense which will be payable in cash in a subsequent period) payable in respect of any Financial Indebtedness or Preferred Stock and (C) dividends on Qualified Preferred Stock in the form of additional Qualified Preferred Stock plus (ii) without duplication, that portion of Capitalised Lease Obligations of Holdings and its Subsidiaries on a consolidated basis representing the interest factor for such period minus (iii) the cash portion of interest income of Holdings and its Subsidiaries on a consolidated basis for such period (for this purpose, excluding any cash interest income received by any non-wholly-owned Subsidiary to the same extent as such amount, if representing net income, would be excluded from Consolidated Net Income pursuant to the proviso to the definition thereof), all as determined in accordance with GAAP (subject to the express requirements set forth above).

Leverage Ratio means on any date of determination the ratio of (i) Consolidated Debt on such date to (ii) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that Consolidated EBITDA shall be determined on a Pro Forma Basis to give effect to all Permitted Acquisitions (if any) actually made during such most recently ended Test Period.

Pro Forma Basis means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the Permitted Acquisition then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition then being effected and (y) the incurrence of any Financial Indebtedness that is incurred in connection with, or to finance, the Transaction, one or more Permitted Acquisitions and/or any other transaction to be consummated on a “Pro Forma Basis”; provided that, for purposes of calculations pursuant to (I) 17.3(a) (Consolidated Interest Coverage Ratio) for any Test

Period ended prior to (but not after) the first anniversary of the Utilisation Date, and (II) the Conditions to Permitted Acquisitions, such calculations shall also give effect on a pro forma basis to (a) the incurrence of any Financial Indebtedness (other than revolving Financial Indebtedness, except to the extent same is incurred to refinance other outstanding Financial Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period as if such Financial Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period and (b) the permanent repayment of any Financial Indebtedness (other than revolving Financial Indebtedness) after the first day of the relevant Calculation Period as if such Financial Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period, with the following rules to apply in connection therewith:

(a)	for the purposes of (I) 17.3(a) (Consolidated Interest Coverage Ratio) for any Test Period ended prior to (but not after) the first anniversary of the Utilisation Date and (II) the Conditions to Permitted Acquisitions, all Financial Indebtedness (x) (other than revolving Financial Indebtedness, except to the extent same is incurred to finance the Transaction, to refinance other outstanding Financial Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Financial Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Test Period or Calculation Period and remain outstanding through the date of determination (and thereafter in the case of projections pursuant to the Conditions to Permitted Acquisitions) and (y) (other than revolving Financial Indebtedness) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Test Period or Calculation Period and remain retired through the date of determination (and thereafter in the case of projections pursuant to the Conditions to Permitted Acquisitions); or

(b)	for the purposes of (I) 17.3(a) (Consolidated Interest Coverage Ratio) for any Test Period ended prior to (but not after) the first anniversary of the Initial Borrowing Date and (II) the Conditions to Permitted Acquisitions, all Financial Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Financial Indebtedness (although interest expense with respect to any Financial Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Financial Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

(c)	for purposes of determinations of Clause 17.3(b) (Leverage Ratio) (other than for purposes of the Conditions to Permitted Acquisitions), Consolidated Debt shall be the actual amount thereof as of the last day of the respective Calculation Period or Test Period, as the case may be;

(d)	in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition effected during the respective Calculation Period or Test Period (or thereafter for purposes of the Conditions to Permitted Acquisitions) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses, as if such cost savings or expenses were realised on the first day of the respective period.

Qualified IPO means a bona fide underwritten sale to the public of common stock of Holdings pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Holdings or any of its Subsidiaries, as the case may be) that is declared effective by the SEC and results in gross cash proceeds (exclusive of underwriter’s discounts and commissions and other expenses) of at least US$50,000,000 (or, for purposes of Clause 17.3(d) (Capital Expenditures), US$150,000,000).

Senior Secured Consolidated Debt shall mean, at any time, the remainder of Consolidated Debt at such time less the amount of all Consolidated Debt at such time which is not secured by any asset or property of the Company or any of its Subsidiaries.

Senior Secured Leverage Ratio means on any date of determination the ratio of (i) Senior Secured Consolidated Debt on such date to (ii) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that Consolidated EBITDA shall be determined on a Pro Forma Basis to give effect to all Permitted Acquisitions (if any) actually made during such most recently ended Test Period.

Test Period means each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

17.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than euros is to be taken into account at its euro equivalent calculated on the basis of:

(i)	the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with euros at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

17.3	EnerSys Capital Credit Agreement Financial Covenants

The Company shall procure that Holdings complies with the following Financial Covenants:

(a)	Consolidated Interest Coverage Ratio:

(i)	Holdings will not permit the Consolidated Interest Coverage Ratio for any Test Period ended on the last day of a fiscal quarter set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ended Closest to	Ratio
June 30, 2005	3.10:1.00
September 30, 2005	3.10:1.00
December 31, 2005	3.10:1.00

March 31, 2006	3.20:1.00
June 30, 2006	3.20:1.00
September 30, 2006	3.20:1.00
December 31, 2006	3.20:1.00

March 31, 2007	3.30:1.00
June 30, 2007	3.30:1.00
September 30, 2007	3.30:1.00
December 31, 2007	3.30:1.00

March 31, 2008	3.40:1.00
June 30, 2008	3.40:1.00
September 30, 2008	3.40:1.00
December 31, 2008	3.40:1.00

March 31, 2009 and each fiscal quarter thereafter	3.50:1.00

(ii)	For purposes of making determinations pursuant to (x) this Clause for any Test Period ended prior to (but not after) the first anniversary of the Utilisation Date and (y) the Conditions to Permitted Acquisitions, the Consolidated Interest Coverage Ratio shall be calculated on a Pro Forma Basis (it being understood that this sentence shall not affect any adjustments required pursuant to the definitions of Consolidated Net Interest Expense or Consolidated EBITDA).

(b)	Leverage Ratio: Holdings will not permit the Leverage Ratio on the last day of a fiscal quarter set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ended Closest to	Ratio
June 30, 2005	4.80:1.00
September 30, 2005	4.80:1.00
December 31, 2005	4.80:1.00

March 31, 2006	4.40:1.00
June 30, 2006	4.40:1.00
September 30, 2006	4.40:1.00
December 31, 2006	4.40:1.00

March 31, 2007	3.90:1.00
June 30, 2007	3.90:1.00
September 30, 2007	3.90:1.00
December 31, 2007	3.90:1.00

March 31, 2008	3.30:1.00
June 30, 2008	3.30:1.00
September 30, 2008	3.30:1.00
December 31, 2008	3.30:1.00

March 31, 2009 and each fiscal quarter thereafter	2.70:1.00

(ii)	Notwithstanding anything to the contrary contained in this Agreement, all determinations of the Leverage Ratio for purposes of this Subclause shall include Consolidated EBITDA as calculated on a Pro Forma Basis to give effect to all Permitted Acquisitions, if any, effected during the respective Test Period for which Consolidated EBITDA is being determined, as provided in the first sentence of the definition of Leverage Ratio contained herein (with the second sentence of the definition of Leverage Ratio being inapplicable to determinations pursuant to this Subclause).

(c)	Senior Secured Leverage Ratio: Holdings will not permit the Senior Secured Leverage Ratio on the last day of a fiscal quarter set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ended Closest to	Ratio
June 30, 2005	4.00:1.00
September 30, 2005	4.00:1.00
December 31, 2005	4.00:1.00

March 31, 2006	3.80:1.00
June 30, 2006	3.60:1.00
September 30, 2006	3.60:1.00
December 31, 2006	3.40:1.00

March 31, 2007	3.00:1.00
June 30, 2007	3.00:1.00
September 30, 2007	3.00:1.00
December 31, 2007	3.00:1.00

March 31, 2008	2.40:1.00
June 30, 2008	2.40:1.00
September 30, 2008	2.40:1.00
December 31, 2008	2.40:1.00

March 31, 2009 and each fiscal quarter thereafter	2.00:1.00

(ii)	Notwithstanding anything to the contrary contained in this Agreement, all determinations of the Senior Secured Leverage Ratio for purposes of this Subclause shall include Consolidated EBITDA as calculated on a Pro Forma Basis to give effect to all Permitted Acquisitions, if any, effected during the respective Test Period for which Consolidated EBITDA is being determined, as provided in the first sentence of the definition of Senior Secured Leverage Ratio contained herein.

(d)	Capital Expenditures:

(i)	Holdings will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) prior to a Qualified IPO, during any fiscal year of Holdings set forth below (taken as one accounting period), the Parent and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures does not exceed the amount set forth below opposite such fiscal year under the heading “Pre-IPO Amount” and (ii) after the occurrence of a Qualified IPO, during any fiscal year of the Company set forth below (taken as one accounting period), the Parent and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures does not exceed the amount set forth below opposite such fiscal year under the heading “Post-IPO Amount”:

Period	Pre-IPO Amount		Post-IPO Amount
Fiscal year ended closest to March 31, 2005	US$	40,000,000	US$	45,000,000
Fiscal year ended closest to March 31, 2006	US$	50,000,000	US$	60,000,000
Fiscal year ended closest to March 31, 2007	US$	55,000,000	US$	60,000,000
Fiscal year ended closest to March 31, 2008	US$	50,000,000	US$	60,000,000
Fiscal year ended closest to March 31, 2009	US$	50,000,000	US$	60,000,000
Fiscal year ended closest to March 31, 2010	US$	50,000,000	US$	60,000,000
Fiscal year ended closest to March 31, 2011	US$	50,000,000	US$	60,000,000

(ii)	Notwithstanding the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Parent and its Subsidiaries pursuant to Subclause (ii) above during any fiscal year of Holdings commencing after the fiscal year Holdings ended March 31, 2004 (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Parent and its Subsidiaries during such fiscal year, such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year, provided that no amounts once carried forward pursuant to this Subclause (ii) may be carried forward to any subsequent fiscal year thereafter and such amounts may only be utilised after the Parent and its Subsidiaries have utilised in full the permitted Capital Expenditure amount for such fiscal year as set forth in the table in Subclause (i) above (without giving effect to any increase in such amount pursuant to this Subclause (ii)).

(iii)	In addition to the foregoing, the Parent and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Subclause (i) above) with the Net Proceeds of Asset Sales to the extent such proceeds are not required to be applied to repay the Loan pursuant to Clause 7.3 (Mandatory prepayment – Net Proceeds).

(iv)	In addition to the foregoing, the Parent and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Subclause (i) above) with the insurance proceeds received by the Parent or any of its Subsidiaries from any Recovery Event so long as such Capital Expenditures are to replace or restore any properties or assets in respect of which such proceeds were paid within one year (or, to the extent permitted by section 4.02(f) of the EnerSys Capital Credit Agreement, 18 months) following the date of the receipt of such insurance proceeds to the extent such insurance proceeds are not required to be applied to repay term loans and/or reduce the total revolving loan commitment under and pursuant to section 4.02(f) of the EnerSys Capital Credit Agreement.

(v)	In addition to the foregoing, the Parent and the Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Subclause (i) above) constituting Permitted Acquisitions effected in accordance with the requirements of the Conditions to Permitted Acquisitions.

(vi)	In addition to the foregoing, the Parent and its Subsidiaries may make Capital Expenditures at any time in an aggregate amount equal to the Excess Proceeds Amount at such time (which Capital Expenditures will not be included in any determination under Subclause (i) above).

18.	GENERAL COVENANTS

18.1	General

The Company agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group the Company must ensure that each member of the Group performs that covenant.

18.2	Authorisations

The Company must, and shall procure that the Parent shall, promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

18.3	Compliance with laws

Each member of the Group must comply in all respects with all laws to which it is subject where failure to do so has a Material Adverse Effect.

18.4	Pari passu ranking

The Company and each Subsidiary incorporated in Italy must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.5	Negative pledge

(a)	Except as provided below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to (collectively Permitted Security Interests):

(i)	any Security Interest constituted by the Security Documents;

(ii)	any liens and the property subject thereto listed and described in schedule IX of the EnerSys Capital Credit Agreement, plus any extensions or renewals of such liens, provided that (x) the aggregate principal amount of the Financial Indebtedness, if any, secured by such liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

(iii)	any Security Interest comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)	any lien arising from a judgment, decree or attachment in circumstances not constituting an Event of Default, provided that no cash or other property shall be pledged by Holdings or any of its Subsidiaries as security therefor;

(v)	any lien in respect of property or assets of the Parent or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Financial Indebtedness for borrowed money, such as carriers’, warehousemen’s and mechanics’ liens, statutory landlord’s liens, and other similar liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Parent or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such lien;

(vi)	any inchoate lien for taxes, assessments or governmental charges or levies not yet due and payable or lien for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(vii)	any lien (x) incurred or deposits made in the ordinary course of business of the Parent and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other similar liens, (y) to secure the performance by the Parent and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay and customs bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) to secure the performance by the Parent and its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices, provided that the aggregate amount of deposits at any time pursuant to preceding sub-clause (y) and sub-clause (z) shall not exceed US$7,500,000 in the aggregate;

(viii)	licenses, leases or subleases granted to third persons in the ordinary course of business not interfering in any material respect with the business of Holdings or any of its Subsidiaries;

(ix)	liens arising from or related to precautionary UCC financing statements regarding operating leases entered into by the Parent and its Subsidiaries (other than the Receivables Entity);

(x)	any lien created pursuant to Capital Leases permitted by Clause 18.7(b)(ii) (Financial Indebtedness), provided that (x) such liens only serve to secure the payment of Indebtedness arising under such Capitalised Lease Obligation and (y) the lien encumbering the asset giving rise to the Capitalised Lease Obligation does not encumber any other asset of the Company or any of its Subsidiaries;

(xi)	any lien arising pursuant to purchase money, mortgages or Security Interests securing Financial Indebtedness representing the purchase price (or financing of the purchase price within 30 days after the respective purchase) of assets acquired after the Utilisation Date by the Parent and its Subsidiaries (other than the Receivables Entity), provided that (i) any such lien attaches only to the assets so purchased, (ii) the Financial Indebtedness secured by any such lien does not exceed 100%, nor is less than 80% (unless the Finance Parties have a fully perfected second subordinated lien on such property pursuant to a Security Document), of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Financial Indebtedness and (iii) the Financial Indebtedness secured thereby is permitted to be incurred pursuant to Clause 18.7(b)(ii) (Financial Indebtedness);

(xii)	any lien on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Parent in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (i) any Financial Indebtedness that is secured by such lien is permitted to exist under Clause 18.7(b)(ii) (Financial Indebtedness), and (ii) such lien is not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Holdings or any of its Subsidiaries;

(xiii)	restrictions imposed in the ordinary course of business and consistent with past practices on the sale or distribution of designated inventory pursuant to agreements with customers under which such inventory is consigned by the customer or such inventory is designated for sale to one or more customers;

(xiv)	any lien in favour of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xv)	any lien on the assets of a Foreign Subsidiary which is not a Subsidiary Guarantor securing Financial Indebtedness incurred by such Foreign Subsidiary in accordance with Clause 18.7 (Financial Indebtedness);

(xvi)	any lien on assets (x) owned by Foreign Subsidiaries of the Parent securing permitted secured Financial Indebtedness of such Foreign Subsidiaries of the Parent and/or (y) consisting of equipment, receivables, inventory and Real Property owned by the Parent and/or one or more of its Foreign Subsidiaries securing permitted secured Financial Indebtedness of such persons pursuant to Clause 18.7(b)(xix) (Financial Indebtedness), provided that the aggregate fair market value of all such assets as described in preceding clause (y) securing Financial Indebtedness pursuant to Clause 18.7(b)(xix) (Financial Indebtedness) of the persons described in preceding clause (y) shall at no time exceed 150% of the outstanding principal amount of the Financial Indebtedness secured by such assets (which shall at no time exceed US$35,000,000); and

(xvii)	any other lien incidental to the conduct of the business or the ownership of the assets of the Parent or any Subsidiary of the Parent that (x) were not incurred in connection with borrowed money, (y) do not encumber any collateral or any Real Property owned by Holdings or any Subsidiary of Holdings and do not in the aggregate materially detract from the value of the assets subject thereto or materially impair the use thereof in the operation of such business and (z) do not secure obligations in excess of US$5,000,000 in the aggregate for all such liens;

(xviii)	any Security Interest entered into pursuant to a Finance Document;

(xix)	Permitted Encumbrances;

(xx)	on and after the Accounts Receivable Facility Transaction Date, liens:

(A)	granted by the Receivables Sellers in favour of the Receivables Entity consisting of UCC-1 financing statements filed to effect the sale of Accounts Receivable Facility Assets pursuant to the Replacement Receivables Facility Documents;

(B)	granted by the Receivables Entity on those Accounts Receivable Facility Assets acquired by it pursuant to the Accounts Receivable Facility Documents to the extent that such liens are created by the Accounts Receivable Facility Documents; and

(C)	consisting of the right of setoff granted by the Receivables Entity to any financial institution acting as a lockbox bank in connection with the Accounts Receivable Facility ;

(xxi)	liens securing Permitted Refinancing Indebtedness permitted pursuant to Subclause (xv) above to the extent such Liens comply with clause (b)(ii) of the definition of Permitted Refinancing Indebtedness.

18.6	Disposals

(a)	Except as provided below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to any disposal:

(i)	made in the ordinary course of business of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	by a member of the Group incorporated in Italy where the aggregate book value exceeds €16,000,000 which have the prior written consent of the Lenders;

(iv)	by members of the Group where the aggregate book value is less than €50,000,000;

(v)	between or among members of the Group;

(vi)	the Parent and its Subsidiaries (other than the Receivables Entity) may sell assets (other than the Equity Interests of any Subsidiary or joint venture), so long as:

(A)	no Event of Default then exists or would result therefrom;

(B)	each such sale is in an arm’s-length transaction and the Parent or the respective Subsidiary receives at least fair market value (as determined in good faith by the Parent or such Subsidiary, as the case may be);

(C)	the total consideration received by the Parent or such Subsidiary is at least 70% cash and is paid at the time of the closing of such sale;

(D)	the Net Proceeds therefrom are applied and/or reinvested as (and to the extent) required by section 4.02(c) of the EnerSys Capital Credit Agreement; and

(E)	the aggregate amount of the proceeds received from all assets sold pursuant to this Subclause (A) above shall not exceed US$10,000,000 in any fiscal year of the Parent;

(vii)	each of the Parent and its Subsidiaries (other than the Receivables Entity) may grant leases or subleases to other persons not materially interfering with the conduct of the business of the Parent or any of its Subsidiaries;

(viii)	on and after the Accounts Receivable Facility Transaction Date, the Receivables Sellers may:

(A)	contribute cash to the Receivables Entity the proceeds of which are used to acquire Accounts Receivable Facility Assets from the Receivables Sellers; and

(B)	transfer and reacquire Accounts Receivable Facility Assets to and from the Receivables Entity, in each case pursuant to, and in accordance with the terms of, the Accounts Receivable Facility Documents;

(ix)	on and after the Accounts Receivable Facility Transaction Date, the Receivables Entity may transfer and reacquire Accounts Receivable Facility Assets (to the extent acquired from the Receivables Sellers as provided in Subclause (viii) above) pursuant to, and in accordance with the terms of, the Accounts Receivable Facility Documents;

(x)	the Parent and its Subsidiaries (other than the Receivables Entity) may sell or otherwise dispose of Designated Assets, so long as:

(A)	no Default or Event of Default then exists or would result therefrom;

(B)	each such sale is in an arm’s-length transaction and the Parent or the respective Subsidiary receives at least fair market value (as determined in good faith by the Parent or such Subsidiary, as the case may be); and

(C)	the aggregate amount of the Net Proceeds received from the sale or other disposition of such Designated Assets does not exceed US$5,000,000 (it being understood, however, that if the Net Proceeds from the sale or other disposition of Designated Assets exceeds US$5,000,000, such excess may be independently permitted pursuant to Subclause (vi) above); or

(xi)	where the higher of the market value and consideration receivable (when aggregated with the higher of the market value and consideration for any other disposal not allowed under the preceding sub-paragraphs) does not exceed €15,000,000 or its equivalent in any financial year of the Company (excluding (i) intra-group transactions and (ii) disposals by members of the Group incorporated in Italy above the threshold of €16,000,000, as permitted under Subclause (iii) above).

(c)	For the avoidance of doubt, Holdings is permitted to acquire its own Holdings Common Stock up to an aggregate amount not exceeding US$15,000,000.

18.7	Financial Indebtedness

(a)	Except as provided below, no member of the Group may incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	Capitalised Lease Obligations and Financial Indebtedness of the Parent and its Subsidiaries representing purchase money Financial Indebtedness secured by liens permitted pursuant to Clause 18.5(b)(xi) (Negative pledge), provided that:

(A)	all such Capitalised Lease Obligations are permitted under Clause 17.3(d) (Capital Expenditures); and

(B)	the sum of (x) the aggregate Capitalised Lease Obligations outstanding at any time plus (y) the aggregate principal amount of such purchase money Financial Indebtedness outstanding at such time shall not exceed US$20,000,000;

(iii)	Financial Indebtedness of the credit parties incurred pursuant to the EnerSys Capital Credit Agreement and the other credit documents under the EnerSys Capital Credit Agreement;

(iv)	(A)	Existing Indebtedness outstanding on the Utilisation Date and listed on part A of schedule IV of the EnerSys Capital Credit Agreement, without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent expressly permitted by part A of schedule IV the EnerSys Capital Credit Agreement (or otherwise permitted by Subclause (xvi) below); provided that any intercompany Financial Indebtedness among Holdings or any of its Subsidiaries set forth on part A of schedule IV of the EnerSys Capital Credit Agreement shall be subject to the requirements applicable to Intercompany Loans as set forth in the proviso appearing in section 9.05(vi) of the EnerSys Capital Credit Agreement as if such intercompany Financial Indebtedness were an Intercompany Loan; and

	(B)	Financial Indebtedness of Foreign Subsidiaries of the Parent under the Existing Overdraft Facilities in an aggregate outstanding principal amount not to exceed at any time the aggregate commitments under such Existing Overdraft Facilities as set forth on part B of schedule IV of the EnerSys Capital Credit Agreement, together with any extension, renewal or refinancing of any Existing Overdraft Facility (or extension, renewal or refinancing thereof permitted hereby) to the extent such extension, renewal or refinancing does not:

I.	increase the amount of available commitments (or maximum Financial Indebtedness permitted to be incurred) under the respective Existing Overdraft Facility (or extension, renewal or refinancing thereof permitted hereby) to be so extended, renewed or refinanced; or

II.	add guarantors, obligors or security from that which applied to such Financial Indebtedness being extended, renewed or refinanced;

(v)	Financial Indebtedness under Interest Rate Protection Agreements entered into to protect the Parent against fluctuations in interest rates in respect of Financial Indebtedness otherwise permitted under the EnerSys Capital Credit Agreement;

(vi)	(A)	Financial Indebtedness of Holdings and its Subsidiaries (other than the Receivables Entity) constituting Intercompany Loans permitted by section 9.05(vi) of the EnerSys Capital Credit Agreement; and

	(B)	intercompany Financial Indebtedness of wholly-owned Foreign Subsidiaries permitted pursuant to section 9.05(xi) of the EnerSys Capital Credit Agreement;

(vii)	Permitted Acquired Debt;

(viii)	on and after the Accounts Receivable Facility Transaction Date, Financial Indebtedness which may be deemed to exist pursuant to the Accounts Receivable Facility, so long as the aggregate amount of Receivables Indebtedness attributable thereto at any time does not exceed US$50,000,000 at any time outstanding;

(ix)	Financial Indebtedness of Foreign Subsidiaries of the Parent under lines of credit to any such Foreign Subsidiary from persons other than Holdings or any of its Subsidiaries, the proceeds of which Financial Indebtedness are used for such Foreign Subsidiary’s working capital and other general corporate purposes, provided that the aggregate principal amount of all such Financial Indebtedness outstanding at any time for all such Foreign Subsidiaries shall not exceed US$40,000,000;

(x)	Financial Indebtedness of Holdings under Shareholder Subordinated Notes issued pursuant to section 9.06(ii) of the EnerSys Capital Credit Agreement;

(xi)	guarantees by the Parent and the Subsidiary Guarantors of each other’s Financial Indebtedness (other than any Receivables Indebtedness) to the extent that such Financial Indebtedness is otherwise permitted under this Clause;

(xii)	Financial Indebtedness arising from the honouring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Financial Indebtedness is extinguished within three Business Days of the incurrence thereof;

(xiii)	Financial Indebtedness in respect of Other Hedging Agreements to the extent permitted by Section 9.05(xiii) of the EnerSys Capital Credit Agreement and forward commodities purchases to the extent permitted by Section 9.05(xv) of the EnerSys Capital Credit Agreement;

(xiv)	Financial Indebtedness of the Parent or any of its Subsidiaries evidenced by completion guarantees, performance bonds and surety bonds incurred in the ordinary course of business for purposes of insuring the performance of the Parent or such Subsidiary in an aggregate amount not to exceed at any time outstanding US$30,000,000;

(xv)	Financial Indebtedness of the Parent or any Subsidiary of the Parent arising from agreements of the Parent or a Subsidiary of the Parent providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Parent permitted under the EnerSys Capital Credit Agreement, other than guarantees of Financial Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition, provided that the maximum assumable liability in respect of all such Financial Indebtedness shall at no time exceed the gross proceeds actually received by the Parent and its Subsidiaries in connection with such disposition;

(xvi)	Permitted Refinancing Indebtedness, so long as no Default or Event of Default is in existence at the time of the incurrence of such Permitted Refinancing Indebtedness and immediately after giving effect thereto;

(xvii)	unsecured subordinated Financial Indebtedness of the Parent incurred under the Refinancing Senior Subordinated Notes and of the Subsidiary Guarantors (and so long as same remain Subsidiary Guarantors) under subordinated guarantees of the obligations of the Parent provided under the Refinancing Senior Subordinated Notes Documents to which they are a party, in the aggregate principal amount permitted by the definition of Refinancing Senior Subordinated Notes at the time of issuance thereof (less the amount of any repayments of principal thereof), so long as such Financial Indebtedness is incurred in accordance with the requirements of the definition of Refinancing Senior Subordinated Notes;

(xviii)	unsecured Financial Indebtedness of the Parent evidenced by a guaranty of the Financial Indebtedness of Foreign Subsidiaries permitted pursuant to Subclauses (iv)(A) and (ix);

additional Financial Indebtedness of the Parent and its Subsidiaries not otherwise permitted hereunder not exceeding US$35,000,000 in aggregate principal amount at any time outstanding, provided that not more than US$35,000,000 of such Financial Indebtedness outstanding at any time may be secured and any such security shall be granted in accordance with Clause 18.5(b)(xvi) (Negative pledge); or

(xix)	Financial Indebtedness of any Foreign Subsidiary of Holdings which is secured, which in aggregate does not exceed US$35,000,000 or its equivalent at any time;

(xx)	Financial Indebtedness of any Foreign Subsidiary of Holdings which is unsecured, which in aggregate does not exceed US$40,000,000 or its equivalent.

18.8	Change of business

The Company must ensure that no substantial change is made to the general nature of the business of the Company or the Group from that of a Permitted Business.

18.9	Mergers

(a)	Neither the Company nor the Parent may enter into any amalgamation, demerger, merger or reconstruction otherwise than under:

(i)	provided that EnerSys S.p.A. is always the surviving entity and the EnerSys Pledge is not prejudiced or compromised in any way, an intra-Group re-organisation on a solvent basis; or

(ii)	other transaction agreed by the Majority Lenders.

(b)	EnerSys S.p.A. shall only be transformed into a società a responsabilità limitata if the Company has obtained the prior approval of the Majority Lenders.

18.10	The Company

The Company shall not publicly issue its shares or any debt instrument unless it changes its corporate form allowing a public issue or debt instrument.

18.11	Acquisitions

(a)	Except as provided below, no member of the Group may make any acquisition or investment.

(b)	Paragraph (a) does not apply to:

(i)	acquisitions or investments made in the ordinary course of trade; or

(ii)	a Permitted Acquisition.

18.12	Environmental matters

(a)	The Company will procure that:

(i)	Holdings will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to the ownership or use of its Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any liens imposed pursuant to such Environmental Laws; and

(ii)	neither Holdings nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property owned or operated by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except in compliance with all applicable Environmental Laws and reasonably required in connection with the operation, use and maintenance of such Real Property by Holdings’ or such Subsidiary’s business, unless any failures to comply with the requirements specified in Subclauses (i) or (ii) above, either individually or in the aggregate, have not had (unless same has ceased to exist in all respects) a Material Adverse Effect. If Holdings or any of its Subsidiaries, or any tenant or occupant of any Real Property owned or operated by Holdings or any of its Subsidiaries, causes or permits any intentional or unintentional act or omission resulting in the presence or Release of any Hazardous Material (except in compliance with applicable Environmental Laws), Holdings agrees, if required to do so under any final applicable directive or order of any governmental agency, to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Property except where the failure to do so has not had (unless same has ceased to exist in all respects) a Material Adverse Effect.

(b)	At the written request of the Facility Agent or the Majority Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Parent will provide, at its and Holdings sole cost and expense, an environmental site assessment report concerning any Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm approved by the Facility Agent, addressing the matters in Subclause (i) or (ii) below which gives rise to such request (or, in the case of a request pursuant to following Subclause: (i), addressing such matter as may be requested by the Facility Agent or the Majority Lenders) and estimating the range of the potential costs of any removal, remedial or other corrective action in connection with any such matter; provided that in no event shall such request be made unless:

(i)	a Default or Event of Default has occurred and is continuing; or

(ii)	the Lenders receive notice under Clause 16.5 (Environmental matters) any event referred to in that Clause which, either individually or in the aggregate, has had (unless same has ceased to exist in all respects) or (a) a Material Adverse Effect or (b) a remedial cost to Holdings or any of its Subsidiaries in excess of US$10,000,000. If the Company and/or the Parent fails to provide the same within 60 days after such request was made, the Facility Agent may order the same, and the Company and the Parent shall grant and hereby do grant, to the Facility Agent and the Lenders and their agents access to such Real Property and specifically grant the Facility Agent and the Lenders and their agents an irrevocable non-exclusive license, subject to the right of tenants, to undertake such an assessment, all at the Company and the Parent’s expense.

18.13	Insurance

Each member of the Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

18.14	Hedging

The Facility Agent has the right of first refusal in respect of any Interest Rate Protection Agreement to be entered in to by the Company in respect of the Facility.

18.15	United States laws

(a)	In this Subclause:

Code means the United States Internal Revenue Code of 1986.

ERISA means the United States Employee Retirement Income Security Act of 1974.

ERISA Affiliate means any person treated as a single employer with the Company or the Parent for the purpose of section 414 of the Code.

Margin Regulations means Regulations U and X issued by the Board of Governors of the United States Federal Reserve System.

Margin Stock has the meaning given to it in the Margin Regulations.

Plan means an employee benefit plan as defined in section 3(3) of ERISA:

(a)	maintained by the Parent or any ERISA Affiliate; or

(b)	to which the Parent or any ERISA Affiliate is required to make any payment or contribution.

Reportable	Event means:

(a)	an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)	a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

(b)	The Parent shall not:

(i)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

(ii)	use the Loan, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.

(c)	The Parent shall not use any part of the Loan to acquire any security in a transaction that is subject to the reporting requirements of section 13 or 14 of the United States Securities Exchange Act of 1934.

(d)	The Parent must promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from any Plan subject to Title IV of ERISA; and

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

(e)	The Parent shall not, nor shall any of its ERISA Affiliates make or be required to make any payment or contribution with respect to any Plan.

(f)	The Parent and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which results in the imposition of a lien or other encumbrance on any of its assets or which have a Material Adverse Effect.

19.	EVENT OF DEFAULT

19.1	Events of Default

(a)	Each of the events set out in this Clause is an Event of Default.

(b)	In this Clause:

Permitted Transaction means:

(i)	an intra-Group re-organisation of a member of the Group on a solvent basis; or

(ii)	any other transaction agreed by the Majority Lenders.

19.2	Non-payment

The Company or the Parent does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error; and

(b)	is remedied within three Business Days of the due date.

19.3	Breach of other obligations

The Company or the Parent does not comply with any term of the Finance Documents, unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within fifteen days of the earlier of the Facility Agent giving notice and the Company or the Parent becoming aware of the non-compliance.

19.4	Misrepresentation

A representation made or repeated by the Company or the Parent in any Finance Document or in any document delivered by or on behalf of the Company or the Parent under any Finance Document is incorrect in any material respect when made or deemed to be repeated.

19.5	Cross-default

Any of the following occurs in respect of a member of the Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a)-(c) above is less than US$5,000,000 or its equivalent.

19.6	Insolvency

Any of the following occurs in respect of Holdings or any of its Subsidiaries:

(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

(e)	a moratorium is declared in respect of any of its indebtedness.

If a moratorium occurs in respect of any member of the Group, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

19.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of Holdings or any of its Subsidiaries:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

In respect of the Company, the appointment of a receiver, administrative receiver, administrator or the like, includes, without limitation, a juge délégué, commissaire, juge commissaire, liquidateur or curateur, and a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally.

(b)	Paragraph (a) does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction; or

(ii)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 15 days.

19.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a member of the Group which has an aggregate value in excess of US$5,000,000, and is not discharged within 15 days.

19.9	United States Bankruptcy Laws

(a)	In this Subclause:

U.S. Bankruptcy Law means the United States Bankruptcy Code 1978 or any other United States Federal or State bankruptcy, insolvency or similar law.

U.S. Debtor means the Parent or any other member of the Group that is incorporated in the United States of America or any State of the United States of America (including District of Columbia) or that has a place of business or property in the United States of America.

(b)	Any of the following occurs in respect of a U.S. Debtor:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

(iii)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 20 days or is not dismissed or stayed within 90 days after commencement of the case; or

(iv)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.

19.10	Cessation of business

A member of the Group ceases, or threatens to cease, to carry on business except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal allowed under this Agreement.

19.11	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for the Company or the Parent to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by the Company or the Parent to be ineffective in accordance with its terms for any reason.

(c)	The Company or the Parent repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

19.12	Ownership

The Parent is not or ceases to be a Subsidiary of Holdings.

19.13	Material adverse change

Any event or series of events occurs which, in the opinion of the Majority Lenders, has a Material Adverse Effect on the ability of the Company or the Parent to perform any of its payment obligations under the Finance Documents.

19.14	Acceleration

(a)	Subject to Sub-clauses (b) and (c) below, if an Event of Default is outstanding, the Facility Agent may, by notice to the Company:

(i)	declare that an Event of Default has occurred; and/or

(ii)	rescind this Agreement; and/or

(iii)	accelerate all or part the payment obligations of the Company; and/or

(iv)	if the Event of Default is ascribable to the Company and except for the Events of Default set out in Clause 19.3 (Breach of other obligations), terminate this Agreement in accordance with article 1456 of the Italian civil code; and/or

(v)	if the Event of Default is ascribable to the Company, terminate this Agreement in accordance with article 1453 of the Italian civil code.

(b)	Notwithstanding Sub-clause (a)(ii) to (v) inclusive above, if an Event of Default is outstanding in relation to Clauses 17 (Financial covenants), 18.5 (Negative pledge), 18.6 (Disposals), 18.7 (Financial Indebtedness) and 18.12 (Environmental matters) the Facility Agent may only:

(i)	rescind this Agreement; and/or

(ii)	accelerate all or part the payment obligations of the Company; and/or

(iii)	if the Event of Default is ascribable to the Company and except for the Events of Default set out in Clause 19.3 (Breach of other obligations), terminate this Agreement in accordance with article 1456 of the Italian civil code; and/or

(iv)	if the Event of Default is ascribable to the Company, terminate this Agreement in accordance with article 1453 of the Italian civil code,

if there is there is an acceleration in respect of the corresponding clause 8.01(g) (Environmental Matters), 9.02 (Consolidation; Merger; Sale or Purchase of Assets; etc.), 9.03 (Liens), 9.04 (Indebtedness) 9.08 (Consolidated Interest Coverage Ratio), 9.09 (Leverage Ratio), 9.10 (Senior Secured Leverage Ratio) or 9.11 (Capital Expenditures) (as the case may be) under the EnerSys Capital Credit Agreement.

(c)	Notwithstanding Sub-clause (a)(ii) to (v) inclusive above, if an Event of Default is outstanding in relation to Clauses 19.6 (Insolvency), 19.7 (Insolvency proceedings), 19.8 (Creditors’ process), 19.9 (United States Bankruptcy Laws), or 19.10 (Cessation of business) the Facility Agent may only:

(i)	rescind this Agreement; and/or

(ii)	accelerate all or part the payment obligations of the Company; and/or

(iii)	if the Event of Default is ascribable to the Company and except for the Events of Default set out in Clause 19.3 (Breach of other obligations), terminate this Agreement in accordance with article 1456 of the Italian civil code; and/or

(iv)	if the Event of Default is ascribable to the Company, terminate this Agreement in accordance with article 1453 of the Italian civil code,

if there is an acceleration in respect of the corresponding clause 10.05 (Bankruptcy, etc.), 10.06 (ERISA), or 10.09 (Judgments) under the EnerSys Capital Credit Agreement, UNLESS in the opinion of the Majority Lenders it is reasonable to rescind or terminate this Agreement or accelerate the payment obligations in the manner set out in paragraphs (i) to (iv) (inclusive) above, without there being an acceleration under the EnerSys Capital Credit Agreement.

(d)	For the purposes of this Subclause, the expression “rescind the Agreement” shall be construed as the Italian expression “recedere dal contratto”, the expression “accelerate the payment obligations of the Company” as the Italian expression “dichiarare il debitore decaduto dal beneficio del termine”, the term “ascribable” as the Italian expression “imputabile” and the term terminate as a reference to “risoluzione del contratto”. Subparagraphs (a)(v), b(iv) and (c)(iv) above shall be construed, in conjunction with the other provisions of this Clause, as a clausola risolutiva espressa under article 1456 of the Italian civil code.

(e)	Upon rescission, acceleration or termination under paragraph (a), (b) or (c) above:

(i)	All amounts accelerated under this Agreement shall be immediately due and payable together with all other amount payable by the Company under the Finance Documents; and

(ii)	the Total Commitments shall be cancelled forthwith.

(f)	The remedies set out in this Subclause are in addition to any remedy available to the Lender under this Agreement, any other Finance Document or the applicable law.

20.	THE ADMINISTRATIVE PARTIES

20.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

20.2	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

20.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

20.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with the Company or the Parent or their related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with Company or the Parent or their related entities.

20.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

20.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)	The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

20.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of the Company or the Parent for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of Company or the Parent and their related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

20.8	Exclusion of liability

(a)	The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause.

(c)	The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d) (i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

20.9	Event of Default

(a)	The Facility Agent is not obliged to monitor or enquire whether an Event of Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of an Event of Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the event is an Event of Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent or an Mandated Lead Arranger) under this Agreement,

it must promptly notify the other Finance Parties.

20.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of the Company or the Parent or their related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from the Company or the Parent.

(d)	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	The Company or the Parent irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

20.11	Indemnities

(a)	Without limiting the liability of the Company or the Parent under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

20.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

20.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment.

(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

20.14	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

20.15	Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include any extraordinary costs of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

20.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

21.	EVIDENCE AND CALCULATIONS

21.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

21.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

21.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

22.	FEES

22.1	Facility Agent’s fee

The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Company.

22.2	Arrangement fee

The Company must pay to the Mandated Lead Arrangers for their own account an arrangement fee in the manner agreed in the Fee Letter between the Mandated Lead Arrangers and the Company.

22.3	Commitment fee

(a)	The Company must pay a commitment fee computed at the rate of 50 per cent. of the Margin per annum on the undrawn, uncancelled amount of each Lender’s Commitment.

(b)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

23.	INDEMNITIES AND BREAK COSTS

23.1	Currency indemnity

(a)	The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of Company or the Parent ‘s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, Company and the Parent each waive any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2	Other indemnities

(a)	The Company must indemnify each Finance Party against any actual loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by the Company to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) the Loan not being made after a Request has been delivered for the Loan; or

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with this Agreement.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or the Loan.

(b)	The Company must indemnify the Facility Agent against any actual loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be an Event of Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

23.3	Break Costs

(a)	The Company must pay to each Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in the Loan or an overdue amount to the last day of the applicable Term for the Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the Company details of the amount of any Break Costs claimed by it under this Subclause.

24.	EXPENSES

24.1	Initial costs

(a)	The Company must pay to each Administrative Party the amount of costs and expenses (excluding legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, and execution of the Finance Documents, up to an amount not exceeding €3,000.

(b)	The Company must pay to each Administrative Party the amount of its legal fees as agreed between the Administrative Parties and the Company separately, and such fees shall be payable on the date of this Agreement.

24.2	Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate, and any internal costs of the Finance Parties) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of the Company or the Parent or specifically allowed by this Agreement.

24.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

25.	AMENDMENTS AND WAIVERS

25.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The consent to any amendment to Clauses 17 (Financial covenants), 18.5 (Negative pledge), 18.6 (Disposals), 18.7 (Financial Indebtedness) and 18.12 (Environmental matters) requested in order to conform such Clause with the corresponding clause 8.01(g) (Environmental Matters), 9.02 (Consolidation; Merger; Sale or Purchase of Assets; etc.), 9.03 (Liens), 9.04 (Indebtedness) 9.08 (Consolidated Interest Coverage Ratio), 9.09 (Leverage Ratio), 9.10 (Senior Secured Leverage Ratio) or 9.11 (Capital Expenditures) (as the case may be)in the EnerSys Capital Credit Agreement shall not be unreasonably withheld.

(c)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

25.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of the Company or the Parent other than in accordance with the terms of this Agreement;

(vi)	a release of any Security Document other than in accordance with the terms of the Finance Documents;

(vii)	a term of a Finance Document which expressly requires the consent of each Lender;

(viii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(ix)	this Clause,

may only be made with the consent of all the Lenders.

(b)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.

25.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

25.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

26.	CHANGES TO THE PARTIES

26.1	Assignments and transfers by the Company and the Parent

Neither the Company nor the Parent may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

26.2	Transfers by Lenders

(a)	A Lender (the Existing Lender) may at any time transfer in whole or in part its participation in the Facility to any other person (the New Lender) (each, a Transfer) in compliance with Clause 26.3 (Procedure for Transfers).

(b)	The consent of the Company is required for any Transfer unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default is outstanding. The consent of the Company must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Company is given notice of the request unless it is expressly refused by the Company within that time.

(c)	Unless the Company and the Facility Agent otherwise agree, a Transfer shall be in a minimum amount of €4,000,000.

(d)	Upon each Transfer the New Lender shall be assigned the rights and assume the obligations of the Existing Lender, in their entirety or, in the case of Transfer of part of the participation of the Existing Lender, pro-rata, under, and shall become a Party to, this Agreement and the other Finance Documents to which the Existing Lender is a party. The obligations of the Existing Lender shall, to the extent assumed by the New Lender, be discharged.

(e)	The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(f)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €5,000.

(g)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

26.3	Procedure for Transfers

(a)	A Transfer is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes the Transfer Certificate and delivers a copy of it to the Company.

(b)	The Transfer shall be effective on the date on which the Facility Agent executes the Transfer Certificate, or, if later, the date specified in the Transfer Certificate (the Transfer Date).

26.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company or the Parent and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by either the Company or the Parent of its obligations under any Finance Document or otherwise.

26.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company or the Parent would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Company or the Parent (as the case may be)need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

26.6	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (with the consent of the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of the Company or the Parent in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below;

(vii)	to the Company or the Parent (as the case may be); or

(viii)	with the agreement of the Company or the Parent (as the case may be).

(b)	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

28.	SET-OFF

A Finance Party may set off any matured obligation owed to it by the Company or the Parent under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company or the Parent (as the case may be), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	PRO RATA SHARING

29.1	Redistribution

If any amount owing by the Company or the Parent under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

29.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the Company or the Parent (as the case may be) under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the Company or the Parent (as the case may be) will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company or the Parent; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

29.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the Company or the Parent (as the case may be) in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

30.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

31.	NOTICES

31.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post or fax.

(b)	For the purpose of the Finance Documents, an electronic communication accompanied by a delivery receipt will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

31.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	6 avenue Pasteur, L-2310, Luxembourg
Fax number:	+35 2 26478563
Attention:	Tamy Feller,

And a copy of any communication must also be sent to Holdings:

Address:	2366 Bernville Road, Reading, PA 19605, U.S.A.
Fax number:	+1 610 208 1671

Attention:

Michael G. Hastings – Vice President and Treasurer of Holdings,

Thomas L. O’Neill – Assistant Treasurer of Holdings, and

John J. Phillips – Assistant Treasurer of Holdings.

(c)	The contact details of the Parent for this purpose are:

Address:	2366 Bernville Road, Reading, PA 19605, U.S.A.
Fax number:	+1 610 208 1671
Attention:	Frank Macerato.

(d)	The contact details of the Facility Agent for this purpose are:

Address:	Direzione Imprese
Funzione Prodotti di Finanza Specialistica
Piazza San Carlo, 156 -10121 Turin, Italy
Fax number:	+39 011 5552991
Attention:	Daniele Bertolotto/Adriana Morino.

(e)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(f)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

31.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(iii)	if by fax, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

31.4	The Company and the Parent

(a)	All communications under the Finance Documents to or from the Company or the Parent must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from the Parent must be sent through the Company.

(c)	The Parent irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the Parent.

(e)	The Facility Agent may assume that any communication made by the Company is made with the consent of the Parent.

32.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by an English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

33.	GOVERNING LAW

This Agreement is governed by Italian law.

34.	ENFORCEMENT

34.1	Jurisdiction

(a)	The courts of Milan have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	Notwithstanding paragraph (a) above, any New York State court or Federal court sitting in the City and County of New York City also has jurisdiction to settle any dispute in connection with any Finance Document (save for a Security Document).

(c)	The courts of Milan and New York courts are the most appropriate and convenient courts to settle any such dispute and the Company and the Parent each waive objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(d)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

34.2	Service of process

(a)	The Parent, not being incorporated or having a place of business in New York State, irrevocably appoints CSC, 1133 Avenue of the Americas; Suite 3100, New York, New York 10036 as its agent for service of process in any proceedings before any court located in the State of New York.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of the Parent) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(c)	Each of the Company and the Parent agree that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

34.3	Waiver of immunity

Each of the Company and the Parent irrevocably and unconditionally:

(a)	agree not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consent generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waive all rights of immunity in respect of it or its assets.

34.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Name of Original Lenders	Commitments
Banca Intesa S.p.A.	6,500,000
SanPaolo IMI S.p.A.	18,500,000

Total Commitments	€25,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

Company

1.	A copy of the constitutional documents of the Company and the Parent.

2.	A copy of a resolution of the board of directors or board of managers (as the case may be) of the Company and the Parent approving the terms of, and the transactions contemplated by, this Agreement.

3.	A specimen of the signature of each person authorised on behalf of the Company and the Parent to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.	A certificate of an authorised signatory of the Company and the Parent confirming that utilising the Total Commitments in full would not breach any limit binding on it.

5.	A certificate of an authorised signatory of the Company certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

6.	Evidence that the agent of the Parent under the Finance Documents for service of process in New York has accepted its appointment.

Security Document(s)

6.	The following Security Document duly executed and perfected by the parties to it:

the EnerSys Pledge.

7.	Share certificates.

Legal opinions

8.	A legal opinion of Bonn Schmitt Steichen, legal advisers in Luxembourg to the Company, addressed to the Finance Parties.

9.	A legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, legal advisers in New York to the Parent, addressed to the Finance Parties.

10.	A legal opinion of Allen & Overy – Studio Legale Associato, legal advisers in Italy to the Mandated Lead Arrangers and the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

11.	Executed originals of each Finance Document.

12.	Quota and business transfer agreement in relation to the Acquisition, duly executed.

13.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid by the Utilisation Date.

14.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

15.	Structure memorandum.

SCHEDULE 3

FORM OF REQUEST

To:	[AGENT] as Facility Agent

From:	[ ]

Date:	[ ]

ENERSYS HOLDINGS (LUXEMBOURG) S.A R.L.-€25,000,000 Credit Agreement

dated [            ], 2005 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow the Loan on the following terms:

(a)	Utilisation Date: [ ]

(b)	Amount/currency: [ ]

(c)	Term: [ ].

3.	Our payment instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

By:

[                                         ]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[AGENT] as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

ENERSYS HOLDINGS (LUXEMBOURG) S.A R.L. - €25,000,000 Credit Agreement

dated [            ], 2005 (the Agreement)

1.	We refer to the Agreement. This is a Transfer Certificate.

2.	The Existing Lender and the New Lender have agreed to the Existing Lender transferring to the New Lender [its entire participation in the Facility] [its participation in the Facility for an amount of euro [•]] in accordance with Clause 26.3 (Procedure for Transfers) of the Agreement.

3.	The proposed Transfer Date is [ ].

4.	Effective as of the Transfer Date, the New Lender shall become party as a Lender to the Agreement and the other Finance Documents to which the Existing Lender is a party.

5.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

6.	This Transfer Certificate is governed by Italian law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [                    ].

[AGENT]

By:

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:	[AGENT] as Facility Agent

From:	ENERSYS HOLDINGS (LUXEMBOURG) S.A R.L.

Date:	[ ]

ENERSYS HOLDINGS (LUXEMBOURG) S.A R.L. - €25,000,000 Credit Agreement

dated [            ], 2005 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a)     [•].

3.	We set out below calculations establishing the figures in paragraph 2 above:

[                    ].

4.	[We confirm that no Event of Default is outstanding as at [relevant testing date].[1]

ENERSYS HOLDINGS (LUXEMBOURG) S.A. R.L.

By:

[insert applicable certification language]

for

[1]	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

* * *

/s/ Massimo Locati

For and on behalf of

BANCA INTESA S.p.A.

(as Mandated Lead Arranger and Original Lender)

/s/ Massimo Locati

For and on behalf of

SANPAOLO IMI S.p.A.

(as Mandated Lead Arranger, Original Lender and Facility Agent)

I, Paul Bettingen, a notary of Niederanven, Luxembourg, certify that this contract was signed before me on 15 June 2005 in Luxembourg, by:

Massimo Locati

as set forth in the list of signatories contained in the contract and whose identities and signatures I have verified.

LUXEMBOURG, 15 June 2005

/s/ Paul Bettingen, Notary

* * *

/s/ Sergio Anania, by Proxy

For and on behalf of

ENERSYS HOLDINGS (LUXEMBOURG) S.à r.l.

I, Paul Bettingen, a notary of Niederanven, Luxembourg, certify that this contract was signed before me on 15 June 2005 in Luxembourg, by:

Sergio Anania

as set forth in the list of signatories contained in the contract and whose identities and signatures I have verified.

LUXEMBOURG, 15 June 2005

/s/ Paul Bettingen, Notary

* * *

/s/ Thomas L. O’Neill, Assistant Treasurer

For and on behalf of

ENERSYS CAPITAL INC.

STATE OF PENNSYLVANIA	)
	)	ss.
COUNTY OF BERKS	)

On this 15 day of June, 2005 before me personally appeared Thomas L. O’Neill in Reading, Pennsylvania, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of ENERSYS CAPITAL INC., who being by me duly sworn did depose and say that he is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

/s/ Jerry L. Seyler
Notary Public

{seal}